UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 13, 2016

Date of Report (Date of earliest event reported)

REMOVE-BY-YOU, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-201607	47-2548484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 WALNUT HILL ROAD BETHEL, CT	06801
(Address of principal executive offices)	(Zip Code)

(203) 648-6478
Registrant’s telephone number, including area code

______________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On October 13, 2016, a change in control of Remove-By-You Inc. (the "Company") occurred by virtue of the Company's largest shareholder, Kyle Markward, selling 4,000,000 shares of the Company’s common stock to James Oliver, an individual residing in Florida, which represents 50% of the Company’s total issued and outstanding shares of common stock. Such 4,000,000 shares sold represent all of the shares of the Company’s common stock owned by Mr. Markward.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective October 13, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. James Oliver as President, Secretary and as a member of the Company’s Board.  On the same day the Board elected Mr. Benjamin Teare as the Company’s Chief Operations Officer.

Mr. Oliver, is an experienced statistician with a degree in Economics from the University of Illinois in 2002. After graduation, James worked for various insurance companies in the field of Actuarial Science. Prior to founding Gain Cities Limited, a sports arbitrage company located in Florida, in May 2015, he worked for seven years with Progressive Insurance, as an Actuary Officer.

Benjamin Teare, COO, graduated from North Dakota State University in 1998 with a degree in Physical Education. An avid sports fan, Mr. Teare worked with numerous major sports clubs in North America after graduation. Prior to founding Gain Cities Limited in May 2015, Mr. Teare was General Manager at Newport Sports Management, where he negotiated player contracts and trade deals, handled media relations and promotional events for his firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOVE-BY-YOU, INC.

DATE: October 13, 2016	By: /s/ James Oliver Name: James Oliver
Title: President